Exhibit 10.12
I
March 13, 2019
Mr. David Niu
President
TINYHR
18 West Mercer Street, Suite 100
Seattle, Washington 98119
Dear David:
Please refer to your lease dated August 17, 2017 for your office space in our 18 West Mercer Street Building in Seattle, Washington (the "Lease"). Please consider this an amendment to the Lease ("Lease Amendment") which supplements and amends the Lease as set forth below. Except as expressly set forth in this Lease Amendment, all terms and conditions of the Lease shall apply to the Additional Space (defined below).
PREMISES
Lessee agrees to lease, and Lessor does hereby lease to Lessee, as additional space, 9,409 rentable square footage being the entire 2nd floor of the 18 West Mercer Building as measured in accordance with BOMA Standards, Suite 200 ("Additional Space") per the attached plan. The Premises shall consist of the existing space, 7,402 rentable square footage being the entire 1st floor of the 18 West Mercer Building, Suite 100 ("Existing Space") and the Additional Space. With the addition of the Additional Space, the total square footage of the Premises in Paragraph 1 of your Lease, DESCRIPTION, shall be changed from 7,402 rentable square feet to 16,811 rentable square feet.
LEASE TERM
Your lease for this Additional Space shall commence upon Substantial Completion of tenant improvements, eAdditional Space Commencement Date") and expire July 7, 2023, i.e. coterminous with your Existing Space lease, as extended herein. The Base Year of the Additional Space will be 2019. Subject to delays in City of Seattle permitting and provided Lessor has received this signed Amendment together with Construction Drawings complete with finishes and a carpet that can be delivered on site no later than April 1, 2019, if Substantial Completion has not occurred by November 1, 2019, Lessee may, at Lessee's sole option, terminate this Lease Amendment by delivering written notice to Lessor within thirty (30) days after November 1, 2019.
LEASE EXTENSION
The lease term for lessee's Existing Space is hereby extended by six (6) months, expiring July 7, 2023. The Base Year of the Existing Space shall remain unchanged through lease expiration.
1000 SECONDAVENUE
SUITE 1800
SEATTLE,WASHINGTON 98104-1046
(206) 467-7600
FAX (206) 38&-5296

Mr. David Niu
President
TINYHR
March 13, 2019

RENT
Upon commencement of the lease for Additional Space, the base rent for this Additional Space shall be computed at the annual base rental rate per occupied rentable square foot of $27.00 through October 31, 2019, $28.00 from November 1, 2019 to October 31, 2020, $29.00 from November 1, 2020 to October 31, 2021,
$30.00 from November 1, 2021 to October 31, 2022 and $31.00 from November 1, 2022 to July 7, 2023. Rent for the Existing Space shall continue to be computed in accordance with Paragraph 3 of your lease, RENT. Except for computation of rent, all provisions in Paragraph 3 of your Lease, RENT, apply to rent for both Existing Space and Additional Space.
SPACE POCKET
Lessee shall have the option to designate up to 4,704 rentable square feet of the Additional Space as an unoccupied space pocket ("Space Pocket"). No rent or other charges shall be due for this Space Pocket. Provided however, in the event Lessee either exercises its Option to Expand (defined below) or occupies (as set forth in Exhibit A attached to this Lease Amendment) more than 4,705 rentable square feet of the Additional Space, then in that event, the entire Additional Space shall be deemed occupied by Lessee. Rent for any fractional annual occupied rentable square footage shall be the prorated portion of the rent computed on an annual basis at the same rate as Additional Space, including any escalations that have accured. Once the entire Additional Space is deemed occupied, the Space Pocket shall terminate and the area cannot thereafter be re-pocketed. Until the Space Pocket terminates, the numerator in the definition of Proportionate Basis in Paragraph 19 of your Lease, OPERATING SERVICES AND REAL ESTATE TAXES, shall be changed to the number of rentable square feet in the leased Premises (see amended Paragraph 1) less the number of rentable square feet in the Space Pocket.
OPTION TO EXPAND
If Lessee designates a Space Pocket, then throughout the Lease term, Lessee shall have an ongoing option to occupy and use the Space Pocket ("Option to Expand"). Lessee shall exercise this Option to Expand by providing Lessor thirty (30) days prior notice of its intent to occupy the entire Additional Space.
RIGHT OF FIRST REFUSAL
During the Lease term, subject to prior rights, Lessee shall have an ongoing Right of First Refusal for any rentable square footage on the third (3rd) or fourth (4th) floor level of the 18 West Mercer Building ("RFR Premises") which becomes vacant over the course of the Lease term. Upon notice of Lessor's receipt of interest to lease from a third party, Lessee shall have seven (7) business days within which to notify Lessor of its intent to lease the space upon substantially similar terms and conditions except for: i) lease term, which shall be coterminous with Lessee's Lease expiration date and ii) tenant improvement allowance, which shall be on an allowance basis calculated by computing $9 per rentable square foot per year and prorating that cost over the remaining Lease term. However, if Lessee executes its Right of First Refusal on the RFR Premises after the 30th month of the original Lease term, the term for lease of the Existing Space and Additional Space shall be extended by three (3) additional years ("RFR Premises Lease Term"). The lease of RFR Premises shall commence upon Substantial Completion of the tenant improvements for the RFR Premises. The rental rate for the RFR Premises shall be based upon substantially similar rental rates set forth in the proposal issued from the third party. However, rental rates for the Existing Space and Additional Space shall remain unchanged for the duration until July 7, 2023. If Lessee executes its Right of First Refusal on the RFR Premises after the 30th month of the original lease, then the rent for the Existing Space and the Additional Space shall be

Mr. David Niu
President
TINYHR
March 13, 2019

computed based upon the same rates as the RFR Premises beginning July 8, 2023 for the duration of the Lease term.
DESIGN SERVICES
Lessor shall, at Lessor's expense, using Weaver Architects, provide for all space planning to date plus two (2) revisions, in connection with all work to be done in the Premises in order to prepare the Premises for lessee's effective occupancy. Lessor shall also pay an amount not to exceed $2.00 per usable square foot for Construction Drawings including a Work letter. Any additional architectural fees including additional space planning fees shall be lessee's responsibility. Lessor will furthermore contract with and pay for the design and engineering services pertaining to structural, mechanical, electrical, and fire protection. Lessor shall, at Lessor's expense, furnish to Lessee, for Lessee's approval, all drawings necessary for the preparation of the Premises for use and occupancy.
FINISH WORK/ TURN-KEY IMPROVEMENTS
The space will be finished on a turn-key basis, based upon the drawings dated March 8, 2019 attached with mutually approved revisions, at Lessor's cost, and in accordance with mutually agreed upon working drawings and Lessor's contractor. Lessee shall be responsible for its own project management fees.
The turn-key basis will including (but is not limited to) the following: all permit and inspection costs, all demolition and new partitioning with new building standard finishes, air conditioning, all doors, jambs and relites, including relite at the suite entry, open ceiling where shown, lighting in place including 2x2 LED lights, can lights and pendant lights, kitchen sink, counter, cabinets and dishwasher, additional counters and cabinetry as shown, all locks and hardware, all electrical wiring and outlets, all phone outlets, Levolor blinds on outside glass, cleaned or replaced as needed, VCT as shown, specialty flooring as shown including LVT and finished concrete flooring, carpeted and completely painted throughout, with one (1) primary color and up to two {2) accent colors.
Lessor also agrees at its sole cost to expand the existing restrooms as shown and install one (1) unisex shower.
Notwithstanding the above, Lessor shall not be responsible for the payment, including installation costs, of any of Lessee's built-in furniture, furniture system whip connections, fixtures, additional appliances, additional cabinetry, shelving, white boards or other custom made improvements, except as may be detailed in the Construction Drawings and Work Letter and identified as Lessor's work. Lessor shall not be responsible for installation of telephone and computer equipment nor the wiring of the same.
Lessor guarantees the turn-key improvements against defective workmanship and/or materials for a period of one {1) year from the date of substantial completion of and final completion of all punch list items and Lessor agrees, at its sole cost and expense, to repair or replace any defective item occasioned by poor workmanship and/or materials during said one (1) year period.
PARKING
Lessee shall have the right, but not the obligation, to lease additional parking in the building garage at the ratio of 1.25:1,000 rentable square feet at market rate, plus applicable taxes.

Mr. David Niu
President
TINYHR
March 13, 2019

SIGNAGE
Lessor shall, at Lessor's sole cost and expense, provide Lessee with building standard directory signage on the main lobby directory, and any other floor occupied by Lessee.
OPERATING SERVICES
For the Additional Space, beginning in the year 2020, Lessee shall pay its proportionate share of any increases in the Building's operating expenses above a base year of 2019. Lessee's Base Year for its 1st floor space shall remain unchanged. Annual increases shall not exceed five-percent (5%) on a cumulative basis for controllable expenses. Operating expenses calculations shall be prorated consistently based on a ninety-five percent (95%) occupied building and shall be only be based on the Existing Space and Additional Space less the Space Pocket Premises. Only in the event that Lessee exercises its Option to Expand or otherwise absorbs the Space Pocket that Lessee shall incur pass-throughs based on the entire Additional Space. Lessee shall have the right to audit Lessor's books and records pertaining to operating expenses upon the Lessor's release of its annual statements.
SECURITY DEPOSIT
As consideration for the execution of this Lease Amendment, and upon the full execution thereof, Lessee shall pay to Lessor the sum of $12,165.00 which shall be applied to the last months rent for the Additional Space.
EARLY ACCESS
Lessee will be allowed reasonable access to the Additional Space, thirty (30) days prior to Additional Space Commencement Date, for the purpose of planning, measuring and installing equipment and cabling, provided such access does not interfere with the construction schedule, which use shall not constitute occupancy and shall be rent free.
REAL ESTATE COMMISSION
Lessor and Lessee hereby acknowledge that Jones Lang LaSalle represented Lessee in this transaction. Lessor agrees to pay a real estate commission to Jones Lang LaSalle, equivalent to $1.00 per rentable square foot per year or partial year and $1.00 per rentable square foot for the extended term of Lessee's first floor premises. Provided however no commission will be payable for the Space Pocket square footage unless and until Lessee either exercises its Option to Expand or occupies more than 4,705 rentable square feet of the Additional Space. The commission is payable one-half (1/2) upon full execution of this Amendment and one-half (1/2) upon Additional Space Commencement Date based upon the square footage absorbed. Commission for the Space Pocket square footage is payable in full within thirty (30) days after Lessee commences paying rent on the entire Additional Space. If the commission amount is not paid when due, the commission may be paid by Lessee directly and the amount so paid given to Lessee as a rent credit. Lessor and Lessee represent and warrant to the other that there are no other real estate agents or finders claiming by or through them related to this Lease.
Except as modified above, all other terms and conditions of the Lease shall remain unchanged and shall apply equally to this lease of Additional Space including but not limited to the Assignment per Paragraph 18 and the Option to Renew per Paragraph 43 therein. Please consider this document when fully executed as an amendment to your Lease.
If you are in agreement with the above, please sign below where indicated in the presence of a notary and return all three copies to me for Martin Selig's signature. Upon full execution, I shall return one copy to you for your files.

Mr. David Niu
President
TINYHR
March 13, 2019

Thank you, David and Alice, for this lease of additional space. We greatly appreciate your tenancy with us and are pleased to provide you with this expansion space.

Very truly yours,

/s/ Mike Brixner
Mike Brixner
TINYHR0313.19
Attachments

Mr. David Niu
President
TINYHR
March 13, 2019

AGREED AND ACCEPTED:

SREH 2014 LLC		TINYHR

	/s/ Martin Selig		/s/ David Niu
By:	David Niu	By:	David Niu
Its:	Manager	Its:	CEO
Dated:	April 17, 2019	Dated:	4/15/2019

STATE OF WASHINGTON
COUNTRY OF KING
On this day 17th day of April, 2019, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Manager, respectively, of SREH 2014 LLC the entity the executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed said entity,for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the entity.

/s/ Melanie Jobe
Notary Public in and for the State of Washington
Residing at:	Renton
My commission expires:		09-30-21
STATE OF
COUNTY OF
On this 15 day of April 15, 20_, before me, a Notary Public in and for the State of WA, personally appeared David Niu, to me known to be the president, respectively, of TINYHR, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said corporation.
IN WITNESS THEREOF, I have hereunto set my hand and affixed by official seal, the day and year first above written.

/s/ Cynthia Prather
Notary Public in and for the State of WA
Residing at:	Seattle WA
My commission expires:		08-31-22